Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Tenaya Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the Tenaya Therapeutics, Inc. 2024 Inducement Equity Incentive Plan	Other(2)	1,200,000(2)	$2.31(3)	$2,772,000.00	$147.60 per $1,000,000	$409.15
Total Offering Amounts					$2,772,000.00		$409.15
Total Fee Offsets							—
Net Fee Due							$409.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share ("Common Stock"), that become issuable under the Registrant’s 2024 Inducement Equity Incentive Plan (the "Plan") by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Reflects 1,200,000 shares of Common Stock reserved for issuance under the Plan.

(3)

Estimated in accordance with Rules 457 (c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.31 per share, which represents the average of the high and low prices of the Registrant’s common stock on September 10, 2024, as reported on the Nasdaq Global Select Market.